Bateman McDuffie, Inc.
Certified Public Accountants

19 Briar Hollow Lane, Suite 263 Houston, Texas 77027-2819
(713) 552-9800
FAX (713) 552-9700
www.batemanmcduffie.com

October 19, 2009

By Fax and Regular Mail: 202.772.9252
SEC – Office of the Chief Accountant
Attn: SECPS Letter File
Securities and Exchange Commission
Mail Stop 6561
100 F Street, NE
Washington, DC 20549

By E-Mail and Regular Mail

Mr. David J. Berardo
President
Panoshan Marketing Corp.
1901 Avenue of the Stars
931 Los Angeles, CA 90067

Ladies/Gentlemen:

We were previously principal accountants for Panoshan Marketing Corp., (Commission File Number 000-51747), and we issued our report dated January 12, 2009 on the financial statements of Panoshan Marketing Corp. as of June 30, 2008, 2007, and 2006 and for the each of the three years then ended.

We have read the Form 6-K dated October 14, 2009, provided to us on October 14, 2009 and we concur with the information shown therein.

We confirm we had no disagreements with Panoshan Marketing Corp. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the three years ending June 30, 2008, nor for the period from June 30, 2008 to the present date.

Very truly yours,

                                                                                                /s/ Bateman McDuffie, Inc

Bateman McDuffie, Inc.
(Formerly known as Bateman & Co., Inc., P.C.)

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